Exhibit 10.3

WARRANT

THIS WARRANT (THIS “WARRANT”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAW. NEITHER THIS WARRANT NOR ANY WARRANT SHARES ISSUABLE UPON EXERCISE HEREOF NOR ANY INTEREST OR PARTICIPATION HEREIN OR THEREIN MAY BE SOLD, ASSIGNED, MORTGAGED, PLEDGED, HYPOTHECATED, ENCUMBERED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE ACT AND APPLICABLE STATE SECURITIES LAWS.

MULTICELL TECHNOLOGIES, INC.

COMMON STOCK PURCHASE WARRANT

FOR 1,572,327 SHARES

ORIGINAL ISSUE DATE: May 3, 2006	WARRANT CERTIFICATE # 1

This Warrant is issued in connection with and pursuant to that certain Common Stock Purchase Agreement (the “Purchase Agreement”) dated as of May 3, 2006, by and between MULTICELL TECHNOLOGIES, INC., a Delaware corporation (the “Company”) and FUSION CAPITAL FUND II, LLC, the registered holder hereof, or its assigns (the “Holder”).

FOR VALUE RECEIVED, Holder, is entitled to purchase from the Company, during the period specified in this Warrant, 1,572,327 fully paid and non-assessable shares (subject to adjustment as hereinafter provided) of Common Stock (the “Warrant Shares”), of the Company at the purchase price per share provided in Section 1.2 of this Warrant (the “Warrant Exercise Price”), all subject to the terms and conditions set forth in this Warrant. All terms not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.

Section 1. Period for Exercise and Exercise Price.

1.1 Period for Exercise. The right to purchase shares of Warrant Shares represented by this Warrant shall be immediately exercisable, and shall expire at 12:00 midnight, Chicago time, May 3, 2011 (the “Expiration Date”).

1.2 Warrant Exercise Price. The Warrant Exercise Price shall be $0.01 per Warrant Share (subject to adjustment as hereinafter provided).

Section 2. Exercise of Warrant.

2.1 Manner of Exercise.

(a) Holder Election to Exercise Warrant. The Holder may exercise this Warrant, in whole or in part, by surrendering this Warrant to the Company at the principal office of the Company, accompanied by a warrant exercise notice (the “Warrant Exercise Notice”) in substantially the form attached hereto duly executed by the Holder and by payment of the Warrant Exercise Price for the number of Warrant Shares for which this Warrant is then be exercised, either (i) by check or wire transfer, (ii) by delivery of an instrument evidencing indebtedness owing by the Company to the Holder in the appropriate amount, (iii) by authorizing the Company to retain shares of Common Stock which would otherwise be issuable upon exercise of this Warrant (in accordance with Section 2.4 hereof) or (iv) in a combination of (i), (ii) or (iii) above, provided, however, that in no event shall the Holder be entitled to exercise this Warrant for a number of Warrant Shares in excess of that number of Warrant Shares which, upon giving effect to such exercise, would cause the aggregate number of shares of Common Stock beneficially owned by the Holder to exceed 4.9% of the then outstanding shares of the Common Stock following such exercise. For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by the Holder shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which determination of such proviso is being made, but shall exclude the shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised warrants beneficially owned by the Holder and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by the Holder subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. The Holder may waive the foregoing 4.9% ownership limitation by written notice to the Company upon not less than 61 days prior written notice (with such waiver taking effect only upon the expiration of such 61 day notice period).

(b) Automatic Cashless Exercise On Expiration Date. If on the Expiration Date any Warrant Shares remain unissued, then without any action by the Holder or the Company whatsoever, on the Expiration Date this Warrant shall be automatically, fully and cashlessly exercised for any remaining Warrant Shares in accordance with Section 2.4 hereof. In connection therewith, the Company is hereby directed and authorized to retain shares of Common Stock which would otherwise be issuable upon such exercise of this Warrant (in accordance with Section 2.4 hereof) as payment of the Warrant Exercise Price. In such case, at any time after the Expiration Date, the Holder may request that the Company issue to the Holder such remaining Warrant Shares which the Holder is entitled to receive under this Section 2.1(b) by surrendering this Warrant to the Company at the principal office of the Company, accompanied by a Warrant Exercise Notice duly executed by the Holder stating the net number of Warrant Shares that the Holder is entitled to receive and that the exercise of the Warrant was an automatic cashless exercise under Section 2.1(b) of this Warrant as of the Expiration Date; provided, however, that in no event shall this Warrant be automatically exercised under this Section 2.1(b) if the Holder would then be entitled to a number of Warrant Shares in excess of that number of Warrant Shares which, upon giving effect to such automatic exercise, would cause the aggregate number of shares of Common Stock beneficially owned by the Holder to exceed 9.9% of the then outstanding shares of the Common Stock following such automatic exercise. For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by the Holder shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which determination of such proviso is being made, but shall exclude the shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised warrants beneficially owned by the Holder and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by the Holder subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. At any time whatsoever, the Holder may waive the foregoing 9.9% ownership limitation by written notice to the Company upon not less than 61 days prior written notice (with such waiver taking effect only upon the expiration of such 61 day notice period). If the Holder elects to waive such 9.9% ownership limitation, at any time after expiration of the 61 day period the Holder may request that the Company issue to the Holder such remaining Warrant Shares which the Holder is entitled to receive under this Section 2.1(b) not taking into account the 9.9% ownership limitation by surrendering this Warrant to the Company at the principal office of the Company, accompanied by a Warrant Exercise Notice duly executed by the Holder stating the net number of Warrant Shares that the Holder is entitled to receive and that the exercise of the Warrant was an automatic cashless exercise under Section 2.1(b) of this Warrant as of the Expiration Date. In the event that this 9.9% ownership limitation is reached hereunder and is not waived by the Holder, the Expiration Date shall be automatically extended for one year and this Section 2.1(b) shall again apply on the new Expiration Date as it did on the original Expiration Date including this sentence.

2.2 Holder of Record. At such time the person in whose name any certificate for shares of Warrant Shares shall be issuable upon such exercise shall be deemed for all corporate purposes to have become the Holder of record of such shares, regardless of the actual delivery of certificates evidencing such shares.

2.3 Delivery of Stock Certificates. As soon as practicable after delivery of a Warrant Exercise Notice to the Company, and in any event not later than three (3) Trading Days after any Warrant Exercise Notice is deemed delivered to the Company pursuant to Section 2.5 hereof, the Company at its expense shall issue Warrant Shares via credit to the Holder’s account with DTC for the number of Warrant Shares to which the Holder is entitled upon such exercise or, if the Transfer Agent is not participating in The DTC Fast Automated Securities Transfer Program and DWAC system in respect of the Common Stock, issue and surrender to the address as specified in the Warrant Exercise Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled to upon such exercise. If for any reason or for no reason, the Holder does not receive the Warrant Shares in respect of any exercise of this Warrant within three (3) Trading Days after any Warrant Exercise Notice is deemed delivered to the Company pursuant to Section 2.5 hereof, for each calendar day past the third Trading Day after any Warrant Exercise Notice is deemed delivered to the Company pursuant to Section 2.5 hereof, the Company shall also issue (not as a penalty but as partial liquidated damages) to the Holder 1% of the number of Warrant Shares to which the Holder is entitled upon such exercise but which were not delivered within three (3) Trading Days after any Warrant Exercise Notice is deemed delivered to the Company pursuant to Section 2.5 hereof.

2.4 Cashless Exercise. The Holder may, by providing notice thereof to the Company in a Warrant Exercise Notice, elect to exercise this Warrant, in whole or in part, for a number of Warrant Shares determined in accordance with the following formula:

X = Y(A-B)

            A

Where:

X = The number of Warrant Shares to be issued to the Holder.

Y = The number of Warrant Shares purchasable under this Warrant as of the date that the Warrant Exercise Notice is deemed delivered to the Company pursuant to Section 2.5 hereof.

A = The Fair Market Value of one share of Common Stock (or other security for which the Warrant is then exercisable).

B = Exercise Price (as adjusted under Section 3 hereof).

For purposes of this Section 2.4, the “Fair Market Value” per share shall be the lowest Closing Sale Price of the Common Stock on any single Trading Day during the five Trading Day period immediately prior to the date that the Warrant Exercise Notice is deemed to have been delivered to the Company pursuant to Section 2.5 hereof.

2.5 Deemed Delivery of the Warrant Exercise Notices. In connection with any exercise of this Warrant, a Warrant Exercise Notice shall be deemed delivered to the Company: (i) upon receipt, when delivered personally by the Holder or its representative to an officer or employee of the Company; or (ii) on such date that the Warrant Exercise Notice is deposited with a nationally recognized overnight delivery or courier service addressed to the Company at the address of the Company as set forth in Section 8.5 hereof.

Section 3. Adjustment of Purchase Price and Number of Shares. The Warrant Exercise Price and the kind of securities issuable upon exercise of the Warrant shall be adjusted from time to time as follows:

3.1 Subdivision or Combination of Shares (Stock Splits). If the Company at any time effects a subdivision or combination of the outstanding Common Stock (through a stock split or otherwise), the number of shares of Warrant Shares shall be increased, in the case of a subdivision, or the number of shares of Warrant Shares shall be decreased, in the case of a combination, in the same proportions as the Common Stock is subdivided or combined, in each case effective automatically upon, and simultaneously with, the effectiveness of the subdivision or combination which gives rise to the adjustment.

3.2 Stock Dividends. If the Company at any time pays a dividend, or makes any other distribution, to holders of Common Stock payable in shares of Common Stock, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then the number of shares of Warrant Shares in effect immediately prior to such action shall be proportionately increased so that the Holder hereof may receive upon exercise of the Warrant the aggregate number of shares of Common Stock which he or it would have owned immediately following such action if the Warrant had been exercised immediately prior to such action. The adjustment shall become effective immediately as of the date the Company shall take a record of the holders of its Common Stock for the purpose of receiving such dividend or distribution (or if no such record is taken, as of the effectiveness of such dividend or distribution).

3.3 Reclassification, Consolidation or Merger. If at any time, as a result of:

(a) a capital reorganization or reclassification (other than a subdivision, combination or dividend provided for elsewhere in this Section 3), or

(b) a merger or consolidation of the Company with another corporation (whether or not the Company is the surviving corporation),

the Common Stock issuable upon exercise of the Warrants shall be changed into or exchanged for the same or a different number of shares of any class or classes of stock of the Company or any other corporation, or other securities convertible into such shares, then, as a part of such reorganization, reclassification, merger or consolidation, appropriate adjustments shall be made in the terms of the

Warrants (or of any securities into which the Warrants are exercised or for which the Warrants are exchanged), so that:

(y)	the Holders of Warrants or of such substitute securities shall thereafter be entitled to receive, upon exercise of the Warrants or of such substitute securities, the kind and amount of shares of stock, other securities, money and property which such Holders would have received at the time of such capital reorganization, reclassification, merger, or consolidation, if such Holders had exercised their Warrants immediately prior to such capital reorganization, reclassification, merger, or consolidation, and

(z)	the Warrants or such substitute securities shall thereafter be adjusted on terms as nearly equivalent as may be practicable to the adjustments theretofore provided in this Section 3.3.

Notwithstanding the foregoing, in the event of (each of the following referred to as an “Excluded Merger or Sale”) a transaction involving (A) sale of all or substantially all of the assets of the Company, or (B) any merger, consolidation or similar transaction where (in either (A) or (B)) the consideration payable to the shareholders of the Company by the acquiring entity consists entirely of cash, the Company shall deliver a notice to the Holder at least 10 days before the consummation of such Excluded Merger or Sale. Subject to the limitations set forth in Section 2, the Holder may exercise this Warrant at any time before the consummation of such Excluded Merger or Sale (and such exercise may be made contingent upon the consummation of such Excluded Merger or Sale), and, if the Holder shall otherwise fail to exercise this Warrant, then immediately prior to such consummation, without any action by the Holder or the Company whatsoever, on the date of such consummation this Warrant shall be automatically, fully and cashlessly exercised for any remaining Warrant Shares in accordance with Section 2.4 hereof in the manner described in Section 2.1(b) hereof.

3.4 Other Action Affecting Common Stock. If at any time the Company takes any action affecting its Common Stock, other than an action described in any of Sections 3.1 - 3.3 which, in the opinion of the Board of Directors of the Company (the “Board”), would have an adverse effect upon the exercise rights of the Warrants, the Warrant Exercise Price or the kind of securities issuable upon exercise of the Warrants, or both, shall be adjusted in such manner and at such time as the Board may in good faith determine to be equitable in the circumstances; provided, however, that the purpose of this Section is to prevent the Company from taking any action which has the effect of diluting the number of shares of Warrant Shares issuable upon exercise of this Warrant.

3.5 Notice of Adjustment Events. Whenever the Company contemplates the occurrence of an event which would give rise to adjustments under this Section 3, the Company shall mail to each Warrant Holder, at least 20 days prior to the record date with respect to such event or, if no record date shall be established, at least 20 days prior to such event, a notice specifying (i) the nature of the contemplated event, and (ii) the date on which any such record is to be taken for the purpose of such event, and (iii) the date on which such event is expected to become effective, and (iv) the time, if any is to be fixed, when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable in connection with such event.

3.6 Notice of Adjustments. Whenever the kind or number of securities issuable upon exercise of the Warrants, or both, shall be adjusted pursuant to Section 3, the Company shall deliver a certificate signed by its Chief Executive Officer and by its Chief Financial Officer, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board made any determination hereunder), and the Warrant Exercise Price and the kind of securities issuable upon exercise of the Warrants after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by first class mail postage prepaid) to each Warrant Holder promptly after each adjustment.

Section 4. Reservation of Stock, etc. The Company covenants and agrees that it will at all times have authorized, reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, the number of shares of Warrant Shares from time to time issuable upon the exercise of this Warrant. The Company further covenants and agrees that this Warrant is, and any Warrants issued in substitution for or replacement of this Warrant and all Warrant Shares, will upon issuance be duly authorized and validly issued and, in the case of Warrant Shares, upon issuance will be fully paid and non-assessable and free from all preemptive rights of any stockholder, and from all taxes, liens and charges with respect to the issue thereof (other than transfer taxes) and, if the Common Stock of the Company is then listed on any national securities exchanges (as defined in the Exchange Act of 1934, as amended (the “Exchange Act”)) or quoted on NASDAQ, shall be, subject to the restrictions set forth in Section 5, duly listed or quoted thereon, as the case may be. In the event that the number of authorized but unissued shares of such Common Stock shall not be sufficient to effect the exercise of this entire Warrant into Warrant Shares, then in addition to such other remedies as shall be available to the Holder of this Warrant, the Company shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of such Common Stock to such number of shares as shall be sufficient for such purpose.

Section 5. Ownership, Transfer and Substitution of Warrants.

5.1 Transfer and Exchange of Warrants. Upon the surrender of any Warrant, properly endorsed, for registration of transfer or for exchange at the principal office of the Company, the Company at its expense will execute and deliver to the Holder thereof, upon the order of such Holder, a new Warrant or Warrants of like tenor, in the name of such Holder or as such Holder may direct, for such number of shares with respect to each such Warrant, the aggregate number of shares in any event not to exceed the number of shares for which the Warrant so surrendered had not been exercised.

5.2 REGISTRATION RIGHTS. THE HOLDER OF THIS WARRANT IS ENTITLED TO CERTAIN REGISTRATION RIGHTS WITH RESPECT TO THE WARRANT SHARES ISSUABLE UPON EXERCISE THEREOF. SAID REGISTRATION RIGHTS ARE SET FORTH IN A REGISTRATION RIGHTS AGREEMENT BY AND BETWEEN THE HOLDER AND THE COMPANY. If the registration statement contemplated in the registration rights agreement is not effective at the time of any issuance and the shares are not exempt from registration under Rule 144, the Warrant Shares shall be issued in certificated form and shall bear the following restrictive legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, UNLESS SOLD PURSUANT TO: (1) RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (2) AN OPINION OF HOLDER’S COUNSEL, IN A CUSTOMARY FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.

5.3 Exemption from Registration. If an opinion of Holder’s counsel provides that registration is not required for the proposed exercise or transfer of this Warrant or the proposed transfer of the Warrant Shares and that the proposed exercise or transfer in the absence of registration would require the Company to take any action including executing and filing forms or other documents with the Securities and Exchange Commission (the “SEC”) or any state securities agency, or delivering to the Holder any form or document in order to establish the right of the Holder to effectuate the proposed exercise or transfer, the Company agrees promptly, at its expense, to take any such action; and provided, further, that the Company will reimburse the Holder in full for any expenses (including but not limited to the fees and disbursements of such counsel, but excluding brokers’ commissions) incurred by the Holder or owner of Warrant Shares on his, her or its behalf in connection with such exercise or transfer of the Warrant or transfer of Warrant Shares.

Section 6. No Rights or Liabilities as Shareholder. Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof any rights as a shareholder of the Company or as imposing any liabilities on such holder to purchase any securities or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

Section 7. Rule 144 Sales. At the request of any Holder who proposes to sell securities in compliance with Rule 144 of the SEC, the Company will (i) forthwith furnish to such Holder a written statement of compliance with the filing requirements of the SEC as set forth in Rule 144, as such rules may be amended from time to time and (ii) make available to the public and such Holder such information as will enable the Holder to make sales pursuant to Rule 144.

Section 8. Miscellaneous.

8.1 Amendment and Waiver. This Warrant may be amended with, and only with, the written consent of the Company and the Holder. Any waiver of any term, covenant, agreement or condition contained in this Warrant shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any default of any other term, covenant, agreement or condition.

8.2 Representations and Warranties to Survive. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Warrant and the issuance of any Warrant Shares upon the exercise hereof.

8.3 Severability. In the event that any court or any governmental authority or agency declares all or any part of any Section of this Warrant to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any other Section of this Warrant, and in the event that only a portion of any Section is so declared to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate the balance of such Section.

8.4 Binding Effect; No Third Party Beneficiaries. All provisions of this Warrant shall be binding upon and inure to the benefit of the parties and their respective heirs, legatees, executors, administrators, legal representatives, successors, and permitted transferees and assigns. No person other than the Holder of this Warrant and the Company shall have any legal or equitable right, remedy or claim under or in respect of this Warrant.

8.5 Notices. Except for a Warrant Exercise Notice which shall be deemed delivered pursuant to Section 2.5 hereof, any notices, consents, waivers or other communications required or permitted to be given under the terms of this Warrant must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Trading Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:
Multicell Technologies, Inc. 701 George Washington Highway Lincoln, Rhode Island 02865
Telephone: Facsimile: Attention:	401-333-0610 401-333-0659 W. Gerald Newmin

With a copy to:
Morrison & Foerster LLP 425 Market Street San Francisco, California 94105
Telephone: Facsimile: Attention:	(415) 268-7000 (415) 268-7522 John W. Campbell

If to the Holder:
Fusion Capital Fund II, LLC 222 Merchandise Mart Plaza, Suite 9-112 Chicago, IL 60654
Telephone: Facsimile: Attention:	312-644-6644 312-644-6244 Steven G. Martin

If to the Transfer Agent:
U.S. Stock Transfer 1745 Gardena Avenue Glendale, CA 91204-2991
Telephone: Facsimile: Attention:	1-800-835-8778 818-502-0674 Neil Rosso

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Trading Days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, and recipient facsimile number or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

8.6 Taxes, Costs and Expenses. The Company covenants and agrees that it will pay when due and payable any and all federal, state and local taxes (other than income taxes) and any other costs and expenses which may be payable in respect of the preparation, issuance, delivery, exercise, surrender or transfer of this Warrant pursuant to the terms of this Warrant or the issuance of Warrant Shares as a result thereof. If any suit or action is instituted or attorneys employed to enforce this Warrant or any part thereof, the Company promises and agrees to pay all costs and expenses associated therewith, including reasonable attorneys’ fees and court costs.

8.7 Governing Law; Jurisdiction; Jury Trial. The corporate laws of the State of Delaware shall govern all issues concerning the relative rights of the Company and its shareholders. All other questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Illinois. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Chicago, for the adjudication of any dispute hereunder or under the other Transaction Documents or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

8.8 Loss of Warrant. Upon receipt by the Company of a written statement of the Holder to it of the loss, theft or destruction of this Warrant, and upon surrender for cancellation of this Warrant if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date as replacement hereof.

8.9 Entire Agreement. This Warrant, the Purchase Agreement and the Registration Rights Agreement of even date herewith represent the entire agreement and understanding between the parties concerning the subject matter hereof and supercede all prior and contemporaneous agreements, understandings, representations and warranties with respect thereto.

8.10 Headings. The headings used herein are used for convenience only and are not to be considered in construing or interpreting this Warrant.

COMPANY:

MULTICELL TECHNOLOGIES, INC.

By:	W. Gerald Newmin
Name:	W. Gerald Newmin
Title:	Co-Chairman & CEO

FORM OF

WARRANT EXERCISE NOTICE

Date:

MultiCell Technologies, Inc.

701 George Washington Highway

Lincoln, Rhode Island 02865

Attention:

Ladies and Gentlemen:

The undersigned, being the holder of your Warrant for the purchase of                      Warrant Shares issued                     , accompanying this letter, hereby irrevocably exercises such Warrant for                      shares of Warrant Shares (as defined in said Warrant), and herewith makes payment therefor [via “cash-less exercise”] in accordance with the Warrant, and requests that such shares of Warrant Shares be issued in the name of, and delivered to FUSION CAPITAL FUND II, LLC, at the address shown below the signature line hereof.

If said number of shares shall not be all the shares issuable upon exercise of the attached Warrant, a new Warrant is to be issued in the name of the undersigned for the balance remaining of such shares less any fraction of a share paid in cash.

FUSION CAPITAL FUND II, LLC
BY: FUSION CAPITAL PARTNERS, LLC

By:
Name:
Title:

Fusion Capital Fund II, LLC

222 Merchandise Mart Plaza, Suite 9-112

Chicago, IL 60654